PROSPECTUS                 Pricing Supplement No. 3549
Dated October 7, 1999      Dated July 13, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    Number: 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    July 13, 2000

Settlement Date (Original Issue Date):       July 18, 2000

Maturity Date: March 1, 2002

Principal Amount (in Specified Currency):    USD500,000,000

Price to Public (Issue Price):     99.967% (Plus accrued interest
from March 13, 2000)

Agent's Discount or Commission:    0.150%

Net   Proceeds  to  Issuer:        USD499,085,000  (Plus  accrued
interest from March 13, 2000)

Interest Rate Per Annum: 7.00%
Interest Payment Date(s):

  X    Semi-Annually  on March 1st  and September  1st   of
       each year commencing, September 1, 2000.

Form of Notes:

  X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UP7

ISIN Number:        US36962GUP70

Common Code:   010921155

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No. 3549
                           Dated July 13, 2000
                           Rule 424(b)(3)-Registration Statement
                           Number:  333-87367
Repayment, Redemption and Acceleration:

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

   The notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Company's issue of USD750,000,000 7.0% Notes Due March 1, 2002, described in the Company's Pricing Supplement number 3519 dated March 8, 2000 and with USD500,000,000 7.0% Notes Due March 1, 2002, described in the Company's Pricing Supplement number 3527 dated April 19, 2000.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3549
                           Dated July 13, 2000
                           Rule 424(b)(3)-Registration Statement
                           Number: 333-87367
Indexed Notes:
  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Information:

   General.

  At April 1, 2000, the Company had outstanding indebtedness totalling $186.789 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at April 1, 2000 excluding subordinated notes payable after one year was equal to $186.092 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
                                             Three Months ended
               Year Ended December 31,        April 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60        1.67


   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Recent Developments:

     On May 25, 2000, the Board of Directors of the Company adopted resolutions approving the reincorpration and change of domicile of the Company from New York to Delaware. This reincorporation is currently expected to occur in the third quarter of 2000.

Plan of Distribution:

  The Notes are being purchased by Lehman Brothers Inc. (the
  "Underwriter"), as principal, at 99.967% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.